UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERJEX RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	88-0422242
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

27 Corporate Woods, Suite 350 10975 Grandview Drive
Overland Park, Kansas 66210
(Address of Principal Executive Offices, including ZIP Code)

EnerJex Resources, Inc. Stock Incentive Plan
(Full title of the plans)

C. Stephen Cochennet
27 Corporate Woods, Suite 350 10975 Grandview Drive
Overland Park, Kansas 66210
(Name and address of agent for service)

(913) 754-7754
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
$0.001 par value common stock	250,000(2)	$3.50	$875,000	$34.39
TOTALS	250,000	$3.50	$875,000	$34.39

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of October 15, 2008.

(2)
These shares will be issued under the EnerJex Resources, Inc. Stock Incentive Plan. This Registration Statement shall be deemed to include any additional shares that may be issued as a result of a stock split, stock dividend or other anti-dilution provision.

This Registration Statement on Form S-8 of EnerJex Resources, Inc. (the “Company”) is being filed in accordance with General Instruction E to Form S-8 for the purpose of registering additional shares of the Company’s common stock, par value $0.001 per share, issuable under the EnerJex Resources, Inc. Stock Incentive Plan. The shares to be registered hereunder are in addition to shares which were previously registered by the Company’s Registration Statement on Form S-8, Registration No. 333-152737, filed with the Securities and Exchange Commission on August 4, 2008 (the “Prior Registration Statement”). The contents of the Company’s Prior Registration Statement on Form S-8 are incorporated herein by reference, except to the extent supplemented below.

Item 8. Exhibits.

Exhibit No.	Title
4.1
Provisions of Amended and Restated Articles of Incorporation, as currently in effect defining the rights of security holders (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1/A filed on May 27, 2008).

4.2
Provisions of Amended and Restated Bylaws defining the rights of security holders, as currently in effect (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A filed on May 27, 2008).

5.1	Legal opinion of Husch Blackwell Sanders LLP
10.1	EnerJex Resources, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed on October 16, 2008).
23.1	Consent of Husch Blackwell Sanders LLP (included in Exhibit 5.1)
23.2	Consent of Weaver & Martin, LLC

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, Kansas, on October 17, 2008.

EnerJex Resources, Inc. (Registrant)

/s/ C. Stephen Cochennet
C. Stephen Cochennet
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stephen Cochennet		October 17, 2008
C. Stephen Cochennet	President, Chief Executive Officer, (Principal Executive Officer), Chairman

/s/ Dierdre P. Jones		October 17, 2008
Dierdre P. Jones	Chief Financial Officer (Principal Financial Officer)

/s/ Robert G. Wonish		October 17, 2008
Robert G. Wonish	Director

/s/ Daran G. Dammeyer		October 17, 2008
Daran G. Dammeyer	Director

/s/ Darrel G. Palmer		October 17, 2008
Darrel G. Palmer	Director

/s/ Dr. James W. Rector		October 17, 2008
Dr. James W. Rector	Director